UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      July 14, 2016

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
454 Satellite Boulevard Suite 100 Suwanee, Georgia 30024 Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

1145 Hembree Road, Roswell, Georgia 30076
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 14, 2016, nine wholly-owned subsidiaries (the “Lessors”) of AdCare Health Systems, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Skyline Healthcare LLC (“Skyline”) and Little Ark Realty Holdings, LLC, an affiliate of Skyline (the “Purchaser”), which amended the Master Lease Agreement, dated as of February 5, 2016, as amended (the “Lease Agreement”), among the Lessors and Skyline, and the Purchase and Sale Agreement, dated as of May 10, 2016 (the “Purchase Agreement”), among the Lessors and the Purchaser. As previously disclosed, the Lessors lease nine facilities located in Arkansas (the “Facilities”) to Skyline pursuant to the Lease Agreement, and the Lessors have agreed to sell, and the Purchaser has agreed to buy, the Facilities and certain related assets for an aggregate purchase price of $55.0 million pursuant to the Purchase Agreement, subject to the terms and conditions set forth therein (the “Purchase Transaction”).

The Letter Agreement amended (i) the Purchase Agreement to extend the latest date by which the Purchase Transaction must close from August 1, 2016 to August 31, 2016 and (ii) the Lease Agreement to eliminate the indemnification obligations of the Lessors to Skyline pursuant to the Lease Agreement. Pursuant to the Letter Agreement, the Purchaser further agreed to provide evidence of a lender financing commitment with respect to the Purchase Transaction on or before August 10, 2016 and acknowledged the Purchaser’s release or waiver of all conditions to the Purchaser’s obligation to complete the Purchase Transaction.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2016	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer

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